Exhibit 10.16.1

First Amendment to Amended and Restated Management Retention Agreement

This First Amendment to Amended and Restated Management Retention Agreement (“First Amendment”) is entered into as of December 13, 2016 between PCTEL, Inc. (“PCTEL”) and David Neumann (“Executive”).

WHEREAS, PCTEL and Executive entered into that certain Amended and Restated Management Retention Agreement on April 9, 2013 (the “Agreement”);

WHEREAS, PCTEL has appointed Executive to serve as Chief Executive Officer (“CEO”) commencing January 2, 2017;

WHEREAS, in connection with Executive’s appointment to CEO, PCTEL and Company wish to amend the Agreement to increase the severance payment to be made under certain circumstances described therein related to a Change of Control;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Agreement.

2.	The Agreement is hereby amended to restate Section 3(b)(i) as follows:

(i)Severance Payment.  From and after January 2, 2017, Executive shall be entitled to receive a lump-sum cash payment in an amount equal to two hundred twenty-five percent (225%) of Executive’s annual base salary.  Such severance payment will be made on the sixtieth (60th) day following the date of Executive’s termination of employment.

3.	The Agreement is hereby amended to restate Section 4(c) as follows:

(c)Disability.  “Disability” means one of the following:

(i)

the Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

Exhibit 10.16.1

(ii)	Executive is determined to be totally disabled by the Social Security Administration.
4.

This First Amendment forms part of and is subject to the terms and conditions of the Agreement; however, the terms of this First Amendment shall prevail to the extent of any conflict or inconsistency between the terms of this First Amendment and the Agreement, and all references in the Agreement to the “Agreement,” “herein,” “hereof” or using similar terms shall be deemed to refer to the Agreement as amended by this First Amendment. The parties may execute this First Amendment in one or more counterparts, each of which shall for all purposes be deemed to be an original but both of which together shall constitute one and the same First Amendment.  This First Amendment shall be governed by the laws of the State of Illinois without regard to its provisions regarding conflicts of laws.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

PCTEL, INC.	EXECUTIVE

Signature: /s/Gina Haspilaire Name: Gina Haspilaire Title: Chair of the Compensation Committee of the Board of Directors	Signature: /s/ David A. Neumann Title: VP/GM